As Filed with the Securities and Exchange Commission on June 15, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDO INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

011-353-1-268-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Endo International plc 2015 Stock Incentive Plan

(Full Title of the Plans)

Matthew J. Maletta, Esq.

Executive Vice President, Chief Legal Officer

Endo International plc

1400 Atwater Drive

Malvern, Pennsylvania 19355

(484) 216-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eileen T. Nugent, Esq.

Erica Schohn, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary Shares, nominal value $0.0001 per share	10,000,000	$81.37	$813,700,000	$94,551.94

(1)	This Registration Statement registers the issuance of an aggregate of 10,000,000 Ordinary Shares, nominal value $0.0001 per share (“Ordinary Shares”), of Endo International plc (the “Company”), pursuant to the Endo International plc 2015 Stock Incentive Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares of the Company which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(3)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of the Company’s Ordinary Shares as reported on the NASDAQ Global Select Market on June 12, 2015. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

EXPLANATORY NOTE

On April 29, 2015, Endo International plc (the “Company” or the “Registrant”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “Commission”). Proposal 4 in the Proxy Statement requested that shareholders of the Company approve the Company’s 2015 Stock Incentive Plan (the “2015 Plan”). On June 9, 2015 the shareholders of the Company approved the 2015 Plan.

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of ordinary shares, nominal par value $0.0001 per share (the “Ordinary Shares”), of the Company to be offered and sold under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the Plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (File No. 001-36326);

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (File No. 001-36326);

(3)	The Company’s Current Reports on Form 8-K filed on January 8, 2015, January 15, 2015, January 20, 2015 (relating to the settlement of certain litigation), January 20, 2015 (announcing the commencement of an offering of senior unsecured notes), January 21, 2015, January 27, 2015, January 29, 2015, March 4, 2015, March 11, 2015, April 30, 2015, May 18, 2015, May 21, 2015, June 2, 2015 (risk factors relating to Par Pharmaceutical Holdings, Inc.), June 2, 2015 (recast Company audited financial statements and other financial information for discontinued operations), June 2, 2015 (financial statements of Par Pharmaceutical Holdings, Inc. and Auxilium Pharmaceuticals, Inc., and Company pro forma condensed combined financial information), June 5, 2015, June 9, 2015 and June 10, 2015 and Form 8-K/A filed on January 30, 2015;

(4)	Portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 29, 2015, as supplemented by the Definitive Additional Materials on Schedule 14A, filed on May 28, 2015, that are incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 2, 2015; and

(5)	The description of the Company’s Ordinary Shares, contained in the Company’s Registration Statement on Form S-3, as amended (File No. 333-204657) under the heading “Description of Share Capital.”

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to the provisions of and so far as may be admitted by the Irish Companies Act 2014 (the “Companies Act”), each of our directors and our secretary shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

In addition, as far as is permissible under the Companies Act, we shall indemnify any of our current or former executive officers (excluding any of our present or former directors or our secretary), or any person who is serving or has served at our request as a director or executive officer of another company, joint venture, trust or other enterprise, including any of our subsidiaries, each of which we refer to in this prospectus as a covered person, against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, which we refer to in this prospectus as a proceeding, by reason of the fact that he or she is or was a covered person; provided, however, that this provision shall not indemnify any covered person against any liability arising out of (a) any fraud or dishonesty in the performance of such covered person’s duty to us, or (b) such covered person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to our best interests.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(1)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on June 15, 2015.

ENDO INTERNATIONAL PLC

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Rajiv De Silva, Suketu P. Upadhyay and Matthew J. Maletta his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajiv De Silva	President, Chief Executive Officer and Director (principal executive officer)	June 15, 2015
Rajiv De Silva

/s/ Suketu Upadhyay	Executive Vice President and Chief Financial Officer (principal financial officer)	June 15, 2015
Suketu Upadhyay

/s/ Daniel A. Rudio	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	June 15, 2015
Daniel A. Rudio

/s/ Roger H. Kimmel	Chairman of the Board of Directors	June 15, 2015
Roger H. Kimmel

/s/ Shane M. Cooke	Director	June 15, 2015
Shane M. Cooke

/s/ Arthur J. Higgins	Director	June 15, 2015
Arthur J. Higgins

Signature	Title	Date

/s/ Nancy J. Hutson, Ph.D.	Director	June 15, 2015
Nancy J. Hutson, Ph.D.

	Director	June 15, 2015
Michael Hyatt

	Director	June 15, 2015
William P. Montague

	Director	June 15, 2015
Jill D. Smith

	Director	June 15, 2015
William F. Spengler

/s/ Matthew J. Maletta	Authorized Representative in the United States	June 15, 2015
Matthew J. Maletta

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1(1)	Certificate of Incorporation on re-registration as a public limited company of Endo International plc.

3.2(1)	Memorandum and Articles of Association of Endo International plc.

4.1(2)	Specimen Ordinary Share Certificate of Endo International plc.

4.2*	Endo International plc 2015 Stock Incentive Plan.

5.1*	Opinion of A&L Goodbody.

23.1*	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm for Endo International plc.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Endo Health Solutions Inc.

23.3*	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm for Auxilium Pharmaceuticals, Inc.

23.4*	Consent of Ernst & Young LLP, independent registered public accounting firm for Par Pharmaceutical Holdings, Inc.

23.5*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Par Pharmaceutical Holdings, Inc. (Successor)

23.6*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Par Pharmaceutical Companies, Inc. (Predecessor)

23.7*	Consent of A&L Goodbody (contained in Exhibit 5.1 to this Registration Statement).

24*	Powers of Attorney (included as part of the signature page hereto).

*	Filed herewith.
(1)	Incorporated by reference to our Current Report on Form 8-K12B filed with the SEC on February 28, 2014.
(2)	Incorporated by reference to our Registration Statement on Form S-8 filed with the SEC on February 28, 2014.